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                               GA FINANCIAL, INC.
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                (Name of Registrant as Specified In Its Charter)

                     COMMITTEE TO PRESERVE SHAREHOLDER VALUE
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(Name of Person (s) filing Proxy Statement, if other than the Registrant)

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

                     Committee to Preserve Shareholder Value
                                 100 Misty Lane
                              Parsippany, NJ 07054



Dear Fellow Shareholder:

     I am writing on behalf of the Committee to Preserve Shareholder Value (the "Committee") and in response to Mr. Kish's March 17, 2003 letter. Your vote is not only important to the outcome of this election but ultimately could affect the profitability of your investment in the stock of GA Financial, Inc. (the "Company").

    THE PRESENT COMPANY BOARD HAS NOT DELIVERED SIGNIFICANT SHAREHOLDER VALUE

   The following schedule shows the Company's stock price performance on the noted dates:

(i)               March 26, 1996 (IPO date)                            $10.00

(ii)              April 15, 1998                                       $22.25


(iii)             November 8, 2002 (Schedule 13D filed by the
                  Committee members)                                   $23.29

     As can be readily seen, the Company's stock price has only returned to the level achieved some five (5) years ago. What's so great about that performance? Since November 8, 2002 the Company's stock price has increased more than $2.00 per share.

               YOUR BOARD HAS NOT DELIVERED RECORD RESULTS IN 2002

     The Company's return on equity was conspicuously missing from the Company's disclosure about its 2002 record results. The reason is simple. The Company's return on equity (the money we shareholders invest) was only 6.73% in 2002 compared to an average return on equity of over 9% for Pennsylvania based thrifts with assets over $500 million. What's so great about this below average performance? Nothing! It is the Committee's belief that a return on equity below 10% is unacceptable. (The Company cannot blame the economy for this performance. Witness the fact that, during the last six (6) years, the return on equity achieved by the Company has averaged 6.89%).

    NEITHER THE COMMITTEE NOR MR. SEIDMAN WANT A "FORCED SALE" OF THE COMPANY

     First, the Committee and Mr. Seidman own, and paid for 338,942 Company shares. They have 338,942 reasons to maximize the value of the shares they own, which will benefit all of the shareholders. Therefore, a "forced sale" is the last thing the Committee, or Mr. Seidman, wants.

     Second, Mr. Seidman cannot take any action on his own and, if elected, would need the support of three (3) other directors to sell the Company. Therefore, the Company's scare tactics are inappropriate.

     Third, Mr. Seidman only wants the Board to examine every avenue available for maximizing the Company's value. It is the Committee's belief that without thoroughly examining every alternative, it is impossible to know what course of action is the best to pursue for the benefit of the shareholders.

     Lastly, if elected, Mr. Seidman pledges to examine the Company's position that "[N]ow is not the time to sell", to determine whether there is a legitimate basis for this statement. If it is determined that the only reason to not sell is a desire to keep the management team employed, then Mr. Seidman will do everything he can to convince the other directors that they must sell in order to fulfill their obligations to all of the shareholders.

     Thank you, in advance, for your time in considering this very important matter.
                                                     Very truly yours,



                                                     THE COMMITTEE TO PRESERVE
                                                     SHAREHOLDER VALUE



     If you have any questions or need further assistance, please contact our proxy solicitor, D. F. King & Co., Att: Richard Grubaugh, 48 Wall St., NY, NY 10005, (800) 290-6426.